EXHIBIT 18

AGREEMENT OF JOINT FILING
CARBIZ INC.
COMMON SHARES

                   In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of each of them of a Statement on Schedule 13D, and any and all amendments thereto, with respect to the above referenced securities and that this Agreement be included as an Exhibit to such filing.

                   IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of October 30, 2006.

/s/ John Ross Quigley
      John Ross Quigley

MEDIPAC INTERNATIONAL, INC.

By: /s/ John Ross Quigley
Its: Chief Executive Officer
Print Name: John Ross Quigley